Exhibit 99.1

PBF Energy to Purchase the Chalmette Refinery and Related Logistics Assets

•	189,000 barrel per day high-complexity, coking refinery in PADD 3

•	Attractive MLP assets including ownership interests in three pipelines, crude and products storage facilities, a marine terminal and a clean products truck rack

•	Expected to be immediately accretive to earnings

PARSIPPANY, NJ– June 18, 2015 – PBF Energy Inc. (NYSE: PBF) announced today that its subsidiary has signed a definitive agreement to purchase Chalmette Refining, LLC, consisting of the 189,000 barrel per day Chalmette Refinery and related logistics assets, from ExxonMobil and PDV Chalmette, LLC. With the acquisition PBF will increase its total throughput capacity to over 725,000 barrels per day. The purchase price for the assets is $322 million, plus working capital including inventory to be valued at closing. PBF Energy does not expect to issue equity to finance any portion of this transaction. The transaction is expected to be approximately 20% accretive to 2016 consensus earnings in the first year of operation and is expected to close prior to year-end 2015, subject to customary closing conditions and regulatory approvals.

“The acquisition of the Chalmette Refinery, and its associated logistics assets, represents a significant step in the strategic growth of PBF Energy and PBF Logistics. Upon completion, we will have increased our refining capacity by 35 percent and added meaningful Gulf Coast assets to our businesses. We will have operations in the Gulf Coast, Mid-Continent and East Coast and have diversified and increased our commercial footprint and flexibility,” said Tom Nimbley, PBF Energy’s Chief Executive Officer. “We are committed to the continued safe and environmentally responsible operations of the facility and look forward to welcoming Chalmette’s well-trained and professional workforce to the PBF family.”

PBF’s Executive Chairman Tom O’Malley commented, “The PBF management team that the board has put in place has a proven track record of purchasing and integrating accretive acquisitions and chose the right opportunity in Chalmette to build on that track record at an attractive cost per complexity barrel.”

The Chalmette Refinery, located outside of New Orleans, Louisiana, is a 189,000 barrel per day, dual-train coking refinery with a Nelson Complexity of 12.7 and is capable of processing both light and heavy crude oil. The facility is strategically positioned on the Gulf Coast with strong logistics connectivity that offers flexible raw material sourcing and product distribution opportunities, including the potential to export products.

In addition to refining assets, the transaction includes 100 percent ownership of the MOEM Pipeline, providing access to the Empire Terminal, as well as the CAM Connection Pipeline, providing access to the LOOP facility through a third party pipeline. The transaction also includes 80 percent ownership in each of the Collins Pipeline Company and T&M Terminal Company, both located in Collins, Mississippi, which provide a significant clean products outlet for the refinery via the Plantation and Colonial Pipelines. Also included in the transaction are a marine terminal capable of importing waterborne feedstocks and loading or exporting finished products; a clean products truck rack which provides access to local markets; and a crude and product storage facility with approximately 7.5 million barrels of shell capacity. PBF estimates the acquired MLP-qualifying pre-tax earnings from the logistics assets of Chalmette Refining, LLC, to be at least $30 million.

Exhibit 99.1

Conference Call Information
At 2:00 p.m. ET today, PBF Energy will host a conference call to discuss the transaction. The call is also being webcast and can be accessed at PBF Energy's website, http://www.pbfenergy.com. The call can also be heard by dialing (888) 632-3382 or (785) 424-1677, conference ID: PBF0618. The audio replay will be available two hours after the end of the call through July 2, 2015, by dialing (800) 839-3413 or (402) 220-7236.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the company’s expectations with respect to timing of the completion of the proposed acquisition; the company’s post-acquisition plans, objectives, expectations and intentions with respect to future earnings and operations; the company’s plans for financing the proposed acquisition; and the conditions to the closing of the proposed acquisition and the possibility that the proposed acquisition will not close. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks described above, and the risks disclosed in the company's filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also currently indirectly owns the general partner and approximately 53.9% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994